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                                                                    EXHIBIT 99.1


                               [ENRON LETTERHEAD]

                                                                    NEWS RELEASE




          ENRON PRESENTS PROCESS TO CREDITORS' COMMITTEE FOR SEPARATING
                    POWER, PIPELINE COMPANY FROM BANKRUPTCY

FOR IMMEDIATE RELEASE: Friday, May 3, 2002

HOUSTON - Enron Corp. (ENRNQ) presented today a process to its Unsecured Creditors' Committee to maximize recoveries through the exploration of a variety of alternatives for moving the company's core energy assets out from under its Chapter 11 case.

Under the proposal, which will be facilitated through Section 363 of the Bankruptcy Code, the new company would be an energy infrastructure business focused on the transportation, distribution, generation and production of natural gas and electricity primarily in North, Central and South America.

"We believe this process will lead to the maximization of value of Enron's core energy assets and the mitigation of risk by removing viable operations out from under Chapter 11," said Stephen F. Cooper, Enron interim CEO and chief restructuring officer. "This enables Enron's creditors to realize value from the company's power and pipeline roots through an expedited process. However, this is just one of the options that we will openly explore with our creditors."

Headquartered in Houston, the new company, temporarily called "OpCo Energy Company," could have 15,000 miles of pipeline assets, 75,000 miles of distribution assets, 6,700 megawatts of generation, and 12,000 employees. It is estimated that OpCo could have $10.8 billion in assets and a projected earnings before interest, income taxes, depreciation and amortization (EBITDA) in excess of $1.3 billion in calendar year 2003.

The company hopes to have the Section 363 auction and sale process completed by the end of 2002.

The proposed process and additional asset information may be viewed at www.enron.com.

A media conference call with Stephen F. Cooper will be held today at 4 p.m. EDT and can be heard by calling 719-457-2679, passcode 172005. The call may also be heard on the web at https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrdlcmmsvclz.

Enron delivers energy and other physical commodities and provides other energy services to customers around the world. Enron's internet address is www.enron.com.